Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on March 5, 2019

Registration Statement No. 333-228632-01

**PXG DETAILS** $1.1bln+ AmeriCredit Automobile Receivables Trust (AMCAR) 2019-1

 Joint Leads:             J.P. Morgan (struc), Citi, RBC, SocGen

 Co-Managers:         Barclays, Deutsche Bank, Morgan Stanley, Wells Fargo

CL	AMT($MM)	WAL	S&P/F	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	223.00	0.20	A-1+/F1+	08/19	03/20	IntL +8	2.65903	2.65903	100.00000
A-2-A	305.00	0.90	AAA /AAA	09/20	06/22	EDSF +26	2.954	2.93	99.99462
A-2-B	70.00	0.90	AAA /AAA	09/20	06/22	1ML +26			100.00000
A-3	267.24	2.09	AAA /AAA	11/21	11/23	IntS +35	2.995	2.97	99.98685
B	93.91	2.91	AA /AA	05/22	02/25	IntS +55	3.154	3.13	99.99030
C	116.57	3.48	A/A	01/23	02/25	IntS +80	3.389	3.36	99.98248
D	114.64	3.92	BBB/BBB	02/23	03/25	IntS +107	3.651	3.62	99.98700

Expected Settle:	03/13/19	Registration:	SEC Registered
First Pay Date:	04/18/19	ERISA Eligible:	Yes
Expected Ratings:	S&P, Fitch	Min Denoms:	$1k x $1k
Ticker:	AMCAR 2019-1	Pxing Speed:	1.5% ABS to 10% Call
Expected Pricing:	Priced	Bill & Deliver:	J.P. Morgan

CUSIPs	A-1	:	03066GAA7	Available Information:
	A-2-A	:	03066GAB5	*Preliminary Prospectus	(attached)
	A-2-B	:	03066GAC3	*Ratings FWP	(attached)
	A-3	:	03066GAD1	*DealRoadshow.com:	AMCAR191
	B	:	03066GAE9	*IntexNet/CDI	(via separate message)
	C	:	03066GAF6
	D	:	03066GAG4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.